Filed Pursuant To Rule 433

Registration No. 333-275079

March 13, 2024

X/Twitter Post:

Live Address: https://twitter.com/Grayscale/status/1768025295226110078

In a recent blog, Grayscale’s VP of Marketing, Seres Lu, explained how we approach talking about Grayscale Bitcoin Trust ETF $GBTC to investors, and how we intend to stand out amongst a sea of other issuers.

https://www.grayscale.com/blog/general-updates/qa_grayscales_marketing_campaign_for_gbtc

Marketing GBTC: Q&A with our VP, Marketing

How would you describe the marketing strategy? We believe crypto is an asset class worthy of investors’ consideration, and Grayscale always strives to put out advertising that is deserving of their attention. We intentionally avoid imagery that is associated with the early days of crypto, instead focusing on trying to be explicit, straightforward, and tangible with our messaging. We love to infuse our creative with something that feels familiar yet conventional. Perhaps you’ve seen our ads featuring the prominent GBTC keyboard, or our airport out-of-home with the vintage carry-on GIF. These spots are expressions of something that we believe feels traditional, but with a twist, which follows the ethos established by our new brand (read about our branding here). Humor has been a consistent feature in our creative, as well, especially in our commercials; we believe that smart humor works best when it comes to delighting viewers. We hope that when people see GBTC advertising out in the wild, whether in their transit centers, on TV, or on their favorite sites and social platforms, that they immediately understand our messaging, and that, in turn, our messaging respects their intelligence and resonates with their investment aspirations.

Link: https://www.grayscale.com/blog/general-updates/qa_grayscales_marketing_campaign_for_gbtc

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.